Exhibit 107

Calculation Of Filing Fee Tables

Form S-8

(Form Type)

Liquidia Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	310,000	$6.02	$1,866,200.00	$0.0000927	$173.00
Total Offering Amounts							$173.00
Total Fee Offsets							-
Net Fee Due							$173.00

(1)	310,000 shares of Common Stock of the Registrant reserved for issuance pursuant to awards that may be granted as inducement grants under the Liquidia Corporation 2022 Inducement Plan (the “Inducement Plan”) pursuant to Nasdaq Listing Rule 5635(c)(4). In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of shares of Common Stock which may be offered or sold pursuant to the Inducement Plan by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Registrant’s Common Stock as reported on the Nasdaq Capital Market on March 15, 2022. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Registration Statement only.